Exhibit 23.12

CONSENT OF STEPHEN JENSEN

The undersigned hereby consents to the references to, and the information extracted from, the report titled “Gramalote Project, Colombia, NI 43-101 Technical Report” dated effective July 14, 2025, and to the references, as applicable, to the undersigned's name as an expert or qualified person included in or incorporated by reference into this registration statement on Form S-8 of B2Gold Corp.

/s/ Stephen Jensen
Stephen Jensen, P. Geo
August 5, 2026